                                                                 Exhibit 3.2 (f)


               FIRST AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP

         This First Amendment to that Agreement of Limited Partnership of Recreational Boat Group Limited Partnership entered into on September 24 1993 by and between Outboard Marine Corporation (Limited Partner) and OMC Recreational Boat Group Inc (General Partner) is effective the 24th day of September 1993.

         WHEREAS the parties desire to correct certain technical errors discovered in the Agreement of Limited Partnership so that the Agreement of Limited Partnership more closely reflects their intent.

         NOW THEREFORE the parties hereby amend the Agreement of Limited Partnership as follows:

         1. Paragraph 4.3 Sharing Percentages is hereby amended to read as follows:

                  "Each partner shall have a sharing percentage determined in accordance with this Section 4.3 (collectively the "Sharing Percentages"). The Sharing Percentage of the Limited Partner shall initially be 37.8%. The Sharing Percentage of the General Partner shall initially be 62.2%. The Sharing Percentage of the partners may be modified from time to time by mutual agreement of the partners."

         2. Paragraph 6.1 Maintenance of Books and Records Etc. is hereby amended to read as follows:

                  "The partnership shall maintain books and records on the basis utilized in preparing the partnerships federal income tax return incorporating the accrual method of accounting and such other records as may be required in connection with the preparation and filing of the partnership's federal and state income tax returns or other tax returns or reports."

         3. Schedule A to the Agreement of Limited Partnership is hereby replaced with the Schedule A attached hereto and incorporated herein.

         4. All other terms and conditions of the Agreement of Limited Partnership shall remain in full force and effect as written.

         In witness whereof the parties hereto have executed this agreement as of this 29th day of September, 1993.



OUTBOARD MARINE CORPORATION                        RECREATIONAL BOAT
                                                   GROUP, INC.


By:/s/ Christopher R. Sachs                        By:/s/ Gordon G. Repp
   ------------------------------                     -------------------------
   Name:  Christopher R. Sachs                     Name:   Gordon G. Repp
   Title: Treasurer                                Title:  Assistant Secretary

                                                                      Schedule A



                           ASSETS AND NET AGREED VALUE
                              OF CONTRIBUTED ASSETS




Partner                           Assets                                Net Agreed Value
-------                           ------                                ----------------
General Partner                   $977,500                                 $   977,500

                                  Assets and Liabilities                   $11,175,000
                                  received in liquidation
                                  of Sunbird Boat Co., Inc.
                                  and Seaswirl, Inc.

Limited Partner                   750 shares of                            $    82,000
                                  common stock of
                                  Four Winns, Inc.

                                  10 shares of
                                  common stock of
                                  OMCCC, Inc

                                  Various assets                           $ 7,300,000
                                  received in liquidation
                                  of Four Winns, Inc.
                                  and OMCCC, Inc.

                        AGREEMENT OF LIMITED PARTNERSHIP

         THIS AGREEMENT OF LIMITED PARTNERSHIP OF RECREATIONAL BOAT GROUP LIMITED PARTNERSHIP (the "Partnership") is executed and delivered and made as of the 24th day of September, 1993, by and between Outboard Marine Corporation, a Delaware corporation (the "Limited Partner"), and OMC Recreational Boat Group, Inc., a Delaware corporation, (the "General Partner"). Certain capitalized terms used in this Agreement have the respective meanings specified for such terms in
Article IX hereof.

         WHEREAS, the General Partner and the Limited Partner desire to form a limited partnership under the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

I.       ORGANIZATION

         1.1 Formation of Partnership. The General Partner shall execute and cause to be filed a Certificate of Limited Partnership in accordance with the provisions of the Delaware Act. Upon the filing of the Certificate of Limited Partnership in the Office of the Secretary of State of the State of Delaware, the Partnership shall be formed.

         1.2 Name. The Partnership shall conduct its activities under the name of "RECREATIONAL BOAT GROUP LIMITED PARTNERSHIP" or under such other name or names deemed advisable by the General Partner. The words "Limited Partnership" or the abbreviation "L.P." shall be included in the Partnership name where necessary for the purposes of complying with the laws of any jurisdiction that so requires or protecting the limited liability of the Limited Partner. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time.

         1.3 Partners. The Partnership shall consist of the undersigned General Partner and Limited Partner, and such substitute or additional Partners as shall be admitted to the Partnership pursuant to the terms of this Agreement (collectively, the "Partners"). No real or other property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by and title shall be vested solely in the Partnership. The interests of the Partners in the Partnership shall constitute personal Property.

         1.4 Principal Place of Business. The principal place of business of the Partnership shall be at 100 Sea Horse Drive, Waukegan, IL 60085, or such other place or places as the General Partner may, from time to time, determine.

         1.5 Term. The Partnership shall commence upon the fillng of the Certificate of Limited Partnership of the Partnership in accordance with the Delaware Act and shall continue in existence until the termination of the Partnership in accordance with the provisions of Article VIII.

         1.6 Purpose and Powers. The Partnership is organized for the object and purpose of managing the assets contributed to the Partnership by the Partners. The Partnership shall have all powers necessary, suitable or convenient to carry out the purpose of the Partnership.

II.      MANAGEMENT

         2.1 Consent of Partners. The General Partner is hereby authorized to take all actions and decisions relating to the management of the Partnership, including but not limited to: (i) opening, maintaining and closing accounts with brokers and giving instructions or directions in connection therewith; (ii) opening, maintaining and closing bank accounts and drawing checks or other orders for the payment of money; (iii) receiving, disposing of and dealing in all securities, checks, money, machinery and equipment and other assets or liabilities of the Partnership; (iv) hiring and firing employees, investment bankers, attorneys, accountants, consultants, custodians, contractors and other agents, and paying them compensation; (v) entering into, making and performing such contracts, agreements and other undertakings, and doing any and all such other acts required of the Partnership with respect to its interest in any corporation, partnership, limited partnership, trust, association or other entity or activity, including but not limited to, entering into agreements with respect to such interests, which agreements may contain such terms, conditions and provisions as the managing general partner in its sole discretion shall approve; and (vi) making all elections for the Partnership that are permitted under tax or other applicable laws, including an election under Section 754 of the Code; provided, however, that the following actions shall require the consent of both Partners:

                           (a) the admittance of any new partner to the
Partnership;

                           (b) the making of any contributions to the
Partnership; and

                           (c) the modification of the Partner's Sharing
Percentages.

         2.2 Certificate of Limited Partnership. To the extent that the General Partner in its sole discretion determines such action to be reasonable and necessary or appropriate, the General Partner shall file amendments to the Certificate of Limited Partnership and do all the things to maintain the Partnership as a limited partner- ship (or a partnership in which the Limited Partner has limited liability) under the laws of the State of Delaware or any other state in which the Partnership may elect to do business. Subject to applicable law, the General Partner may omit from any and all filings in and reports to any state, and from all amendments thereto, the names and addresses of the Limited Partner and information relating to the Capital Contributions and shares of profits and compensation of the Partners, or state such information in the aggregate rather than with respect to each individual Partner.

         2.3 Third-Party Reliance. Third parties dealing with the Partnership are entitled to rely exclusively upon the authority of the General Partner as set forth in this Agreement.

         2.4 Other Activities of Partners. Any Partner may engage independently or with others in other business ventures of every nature and description. Neither the Partnership nor any other Partner shall have any rights or obligations in and to such independent ventures or the income or profits derived therefrom.

         2.5 Compensation. No Partner shall be compensated for its services performed in its capacity as a Partner to the Partnership.

         2.6 Affiliates. The Partnership may enter into an agreement with either Partner or an Affiliate of either Partner to render services to the Partnership. Any services rendered to the Partnership by a Partner or its Affiliate shall be on terms that are fair and reasonable to the Partnership.

III.     RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

         3.1 Limitation of Liability. The Limited Partner shall have no liability under this Agreement, except as provided in this Agreement or in the Delaware Act.

         3.2 Management of Business. Except as provided herein, the Limited Partner shall not take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership.

         3.3 Return of Capital. The Limited Partner shall not be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.

IV.      CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS

         4.1 Capital Contribution. On the date of this Agreement or on such other dates as agreed to by the Partners, each Partner shall contribute its undivided interest in the Assets to the Partnership. The Partners agree that the Assets have a Net Agreed Value as set forth on Schedule A hereto. Subject to
Section 2.1(b), from time to time each Partner shall contribute cash to the capital of the Partnership in an amount equal to such Partner's Sharing Percentage of the capital requirements of the Partnership.

         4.2 Capital Accounts. (a) The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulation Section1.704-1(b)(2)(iv). Such Capital Account shall be credited with (i) the amount of cash and Net Agreed Value of property contributed by the Partner to the Partnership pursuant to this Agreement and (ii) the Partner's allocable share of Net Income and items of income and gain allocated to the Partner pursuant to Sections 4.4 and 4.5 and such Capital Account shall be debited by (iii) the cash distributions and the Net Agreed Value of all distributions of property made to the Partner pursuant to this Agreement and (iv) the Partner's allocable share of Net Loss and items of deduction and loss allocated to the Partner pursuant to Sections 4.4 and 4.5.

                  (b) Upon the occurrence of an event described in the definition of Adjusted Value, the Capital Accounts of the Partners shall be increased or decreased by the amount of any gain or loss that would have been allocated to the Partners pursuant to Sections 4.4 and 4.5 upon an actual sale of the Partnership's assets immediately prior to such event as if such gain or loss was the only item for the period.

                  (c) The foregoing provisions are intended to comply with Regulation Section 1.704-1, and shall be interpreted and applied consistently with such Regulation. In the event that the Partners determine that it is prudent to modify the manner in which Capital Accounts, or any credits or debits thereto are computed in order to comply with such Regulation, the Partners shall make such modification, but only if such modification is not likely to have a material effect on the amounts distributable to the Partners under this Agreement.

         4.3 Sharing Percentages. Each Partner shall have a sharing percentage determined in accordance with this Section 4.3 (collectively, the "Sharing Percentages"). The Sharing Percentage of the Limited Partner shall initially be 95%. The Sharing Percentage of the General Partner shall initially be 5%. The Sharing Percentages of the Partners may be modified from time to time by mutual agreement of the Partners.

         4.4 Allocations to Capital Accounts. After giving effect to the special allocations set forth in Section 4.5, Net Income or Net Loss, as the case may be, of the Partnership for any fiscal period shall be alloc-ated to the Capital Accounts of the Partners in proportion to their respective Sharing Percentages.

         4.5 Special Allocations. The following special allocations shall be made to the Capital Accounts of the Partners in the following order:

                  (a) In accordance with and pursuant to Regulation Section1.704-2(f), if there is a net decrease in Partnership Minimum Gain during any taxable year, all Partners shall be allocated, before any other allocation is made of Partnership items for such taxable year, items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, as determined pursuant to Regulation Section1.704-2(f). For purposes of this Section 4.5(a), Partnership Minimum Gain shall be determined in accordance with Regulation Section1.704-2(d). This Section 4.5(a) is intended to comply with the "minimum gain chargeback" requirement in such Regulations and shall be interpreted consistently therewith.

                  (b) In the event that any Partner unexpectedly receives an adjustment, allocation or distribution described in clauses (4), (5) or (6) of Regulation Section1.704-1(b)(2)(ii)(d) that results in such Partner having an Adjusted Capital Account Deficit, such Partner shall be allocated Partnership items of income and gain in an amount and manner sufficient to eliminate, to the extent required by such regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided, that an allocation pursuant to this Section 4.5(b) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in Sections 4.4 and 4.5 have been tentatively made as if this
Section 4.5(b) were not in this Agreement. This Section 4.5(b) is intended to constitute a "qualified income offset" within the meaning of Regulation Section1.704-1(b)(2)(ii)(d)(3) and shall be interpreted consistently with such provisions.

                  (c) Minimum Allocation. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, for each fiscal year, each Partner shall be allocated at least 1% of each material item of Partnership income, gain, loss, deduction or credit for such year, subject to the temporary allocations required under Section 704(b) and (c) of the Code provided for in this Agreement.

         4.6 Tax Allocations.

                  (a) Except as otherwise provided in this Section 4.6, items of income, gain, loss and deduction recognized by the Partnership shall, for each fiscal period, be allocated, for Federal, state and local income tax purposes, between the Partners in the same manner as such items or the Net Income or Net Loss of which such items are components were allocated pursuant to Sections 4.4 or 4.5.

                  (b) In accordance with Section 704(c) of the Code and the Regulations thereunder (and any corresponding provisions of applicable state law), income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for Federal income tax purposes and its Fair Market Value upon such contribution.

                  In the event the Capital Accounts are restated pursuant to
Section 4.2(b) hereof, to reflect an adjustment in the value of the Partnership assets, subsequent allocations of income, gain, loss, and deduction with respect to such assets shall take into account any variation between adjusted basis of any such asset for Federal income tax purposes and its Fair Market Value at the time of such restatement in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

                  (c) Any credits of the Partnership shall be allocated to the Partners in accordance with their respective Sharing Percentages or as otherwise required by the Code and Regulations.

                  (d) Allocations pursuant to this Section 4.6 are solely for Federal, state and local income tax purposes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of income, gain, loss and deduction described in Sections 4.4 and 4.5 or distributions pursuant to any provision of this Agreement.

                  (e) The Partners are aware of the income and other tax consequences of the allocations made by this Section 4.6 and hereby agree to be bound by the provisions of this Section 4.6 in reporting their shares of items of Partnership income, gain, loss, deduction and credit.

V.       DISTRIBUTIONS AND GUARANTEED PAYMENTS

         5.1 No Right to Withdraw. No Partner shall have the right to withdraw or demand distribution of any amount of its Capital Account, except as expressly provided in this Section 5.

         5.2 Distributions. Subject to Section 8.2 Distributable Cash (as hereinafter defined), if any, of the Partnership for each fiscal year shall be distributed in the discretion of the General Partner to the Partners in proportion to their respective Sharing Percentages. In the event of a distribution of property other than in cash, such property shall be deemed to be sold for its Fair Market Value on the date of such distribution and any gain or loss associated with such deemed sale shall be included in determining Net Income or Net Loss for the applicable fiscal period.

VI.      BOOKS OF ACCOUNT, RECORDS AND REPORTS

         6.1 Maintenance of Books and Records, Etc. The Partnership shall maintain books and records on the basis utilized in preparing the Partnership's Federal income tax return, incorporating the cash method of accounting, and such other records as may be required in connection with the preparation and filing of the Partnership's Federal and state income tax returns or other tax returns or reports.

         6.2 Tax and Other Filings. The General Partner, at the expense of the Partnership, shall prepare and file, or cause to be prepared and filed, (i) Federal, state and local tax returns, as required, for each tax year of the Partnership and (ii) any other filings and reports with respect to the Partnership required to be made under the laws of the United States and applicable state and local laws, in connection with the conduct of its business. Prior to making any such filing or report, all tax returns shall be furnished to the Partners for their review and comment.

         6.3 Designation of Tax Matters Partner. The General Partner shall be designated the "Tax Matters Partner" pursuant to Section 623l(a)(7) of the Code and the applicable Regulations promulgated thereunder. This provision shall survive any termination of this Agreement.

         6.4 Fiscal and Tax Year. The fiscal and taxable year of the Partnership shall be the taxable year of the Partners having an aggregate interest in the Partnership's profits and Capital Accounts of more than fifty percent (50%) on the first day of the Partnership's first taxable year, or as otherwise determined in accordance with Section 706 of the Code.

VII.     TRANSFER OF PARTNERSHIP INTERESTS, WITHDRAWAL, ADDITIONAL PARTNERS

         7.1 Restriction on Transfer. No Partner may sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber ("Transfer") all or any part of such Partner's interest in the Partnership (whether voluntarily, involuntarily or by operation of law) without the prior written consent of the other Partners, which consent shall be within such other Partner's absolute discretion.

         7.2 Admission of Substitute Partners. A permitted transferee of an interest in the Partnership shall have the right to seek admission as a substitute Partner subject to the conditions of and in the manner permitted under this Agreement. By permitted transfer of an interest in the Partnership, the transferor is deemed to have given the transferee the right to seek admission as a substitute Partner subject to the conditions of and in the manner permitted under this Agreement. Each permitted transferee of an interest in the Partnership may apply to become a substitute Partner with respect to the interest transferred to such Person by executing and delivering a transfer application at the time of such transfer. Such transferee shall become a substitute Partner if all of the Partners consent thereto, which consent may be withheld by any of them in each of their sole discretion, and when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an assignee ("Assignee"). An Assignee shall have an interest in the Partnership equivalent to that of a Partner with respect to allocations and distributions, including liquidating distributions of the

Partnership. An Assignee shall have no other rights of a Partner.

         7.3 Withdrawal. No Partner shall withdraw from the Partnership without the prior written consent of the other Partners.

         7.4 Additional Partners. Any person may be admitted to the Partnership as an additional partner if (a) each Partner consents in writing to such admission and (b) the person has executed a counterpart of this Agreement (as modified or amended from time to time) and such other instruments as the Partners deem necessary to confirm the undertaking of the person to be bound by all the terms and provisions of this Agreement.

VIII.    TERMINATION, DISSOLUTION AND WINDING-UP OF PARTNERSHIP

         8.1 Termination. The existence of the Partnership shall continue until the first to occur of the following events (an "Event of Termination").

                  (a) a mutual determination by the Partners to terminate the Partnership;

                  (b) December 31, 2003, unless the Partners mutually agree to extend the term of the Partnership; or

                  (c) the happening of any event causing the dissolution of the Partnership under applicable law, unless the Partners (or their legal representatives) agree to continue the existence of the Partnership.

         8.2 Dissolution and Winding-Up. Upon the occurrence of an Event of Termination, the Partnership shall be dissolved and wound-up. In connection with the dissolution and winding-up of the Partnership, the General Partner or, if there Is no General Partner, a liquidator appointed by a court of competent jurisdiction shall proceed with the sale or liquidation of all of the assets of the Partnership (including the conversion to cash or cash equivalents of its notes or accounts receivable) and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law.

                  (a) First, to pay (or to make provision for the payment of) all creditors of the Partnership (including Partners who are creditors of the Partnership) in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities or obligations of the Partnership due such creditors;

                  (b) Second, to the Partners to the extent necessary to bring their respective Capital Accounts into balance in the same proportion as their respective Sharing Percentages; and

                  (c) Third, to the Partners in proportion to their respective Sharing Percentages.

IX.      DEFINITIONS

         As used herein the following terms shall have the following respective meanings:

         Adjusted Capital Account Deficit. With respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments:

                  (a) Credit to such Capital Account any amounts that such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Regulation Section1.704-2(g)(1);

                  (b) Debit to such Capital Account the items described in Regulation Sectionsl.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
1.704-1(b)(2)(ii)(d)(6); and

                  (c) Credit and debit to such Capital Account, in the sole discretion of the Partners, any other items required or permitted under Section 704(b) of the Code and Regulations thereunder.

         Adjusted Value--with respect to any Partnership asset, the adjusted basis thereof for Federal income tax purposes, except that the Adjusted Value of each Partnership asset shall be adjusted to equal its Fair Market Value (i) upon the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, or (ii) immediately prior to the distribution of more than a de minimis amount of cash or any Partnership property as consideration for an interest in the Partnership (whether in liquidation of the Partnership or otherwise). Notwithstanding the foregoing, any adjustment to basis shall be made only if the Partners reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

         Affiliate--with reference to any Person, any Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such person.

         Assets--the assets to be contributed to the Partnership by the Partners as set forth on Schedule A hereto, which have a Net Agreed Value as set forth on Schedule A hereto.

         Capital Account--as defined in Section 4.2.

         Capital Contribution--as to any Partner, an amount contributed by such Partner to the capital of the Partnership as provided in Section 4.1 or otherwise.

         Code--the Internal Revenue Code of 1986, as amended (and any successor thereto). Any reference herein to specific sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

         Delaware Act--the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended from time to time, and any successor to such Act.

         Distributable Cash--with respect to any period shall mean all cash revenues and funds received by the Partnership in such period, less the sum of the following: (i) all cash expenditures (including capital expenditures) made in such period incident to the normal operation of the Partnership's business and (ii) such additions therefrom to working capital and cash reserves as the General Partner reasonably determines to be necessary or appropriate for the proper operation of the Partnership's business.

         Fair Market Value--as to any asset on any date, the gross fair market value of such asset on such date (i.e., without regard to any liabilities to which such asset is subject) as determined in good faith by the Partners.

         Net Agreed Value--(a) in the case of any asset contributed to the Partnership, the Fair Market Value of such asset at the time of such contribution reduced by any indebtedness or liabilities either assumed by the Partnership upon such contribution or to which such asset is subject when contributed and (b) in the case of any asset distributed to a Partner pursuant to Section 5 or distributed to a Partner in liquidation of the Partnership pursuant to Section 8, the Fair Market Value of such asset at the time such asset is distributed reduced by any indebtedness either assumed by such Partner upon such distribution or to which such asset is subject when distributed.

         Net Capital Contribution--the Net Capital Contribution of any Partner on any day shall be equal to the excess, if any, of (a) the aggregate Capital Contributions of such Partner on or before such day over (b) the aggregate distributions to such Partner before such day pursuant to Section 5.2(a) or (b) hereof, as the case may be.

         Net Income and Net Loss--For each fiscal period the Partnership's Net Income or Net Loss is an amount equal to the Partnership's taxable income or loss for such period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

                  (i) income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

                  (ii) nondeductible and nonamortizable (or nondepreciable) expenditures described or treated under Regulations, as described in
         Section 705(a)(2)(B) of the Code, that are not otherwise taken into account in computing Net Income and Net Loss shall be subtracted from such taxable income or loss;

                  (iii) in lieu of the taxable gain or loss resulting from any disposition of any Partnership asset, there shall be taken into account the gain or loss that would be recognized for Federal income tax purposes upon such disposition if such gain or loss were computed by reference to the Adjusted Value of such asset;

                  (iv) depreciation, amortization or other cost recovery deductions shall be computed based on the Adjusted Values of the Partnership's assets; and

                  (v) any items that are specially allocated pursuant to Section
         4.5 shall not be taken into account in computing Net Income or Net
         Loss.

         Partners--as defined in Section 1.3.

         Partnership--as defined in the introduction to this Agreement.

         Partnership Minimum Gain--Partnership Minimum Gain shall have the meaning set forth in Section 4.5(a) hereof.

         Person--an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

         Regulations--the regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         Sharing Percentages--as defined in Section 4.3.

         Tax Matters Partner--as defined in Section 6.3.

X.       MISCELLANEOUS

         10.1 Waiver of Partition. Each of the Partners hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any of the Partnership's property.

         10.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties. It supersedes any prior agreement or understanding among them, and it may not be modified or amended in any manner other than as set forth herein.

         10.3 Amendments and Waivers. This Agreement shall not be amended except by an instrument in writing executed by all the Partners; provided, however, that any provision of this Agreement may be waived, modified or amended, in any manner whatsoever, by mutual written consent of the Partners.

         10.4 Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAW.

         10.5 Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and permitted assigns.

         10.6 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

         10.7 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

         10.8 Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

         10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed original but all of which shall constitute one and the same instrument. It shall not be necessary for the Partners to execute the same counterpart hereof.

         10.10 Additional Documents. Each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the creation of the Partnership and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents necessary or appropriate to form, qualify or continue the Partnership in all jurisdictions in which the Partnership conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Partnership or its Partners by the laws of the United States of America, the State of Delaware or any other state in which the Partnership conducts or plans to conduct business, or any political subdivision or agency thereof.

         10.11 Notices. To be effective, all notices and demands under this Agreement must be in writing and must be given (a) by depositing the same in the United States mail, postage prepaid, certified or registered, return receipt requested, (b) by telephone, telegraph, telex or other electronic communication which in the case of an oral telephonic communication shall be promptly confirmed in writing, or (c) by delivering same in person and receiving a signed receipt therefor. Notices mailed in accordance with the foregoing shall be deemed to have been given and made three business days following the date so mailed.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and in the year first above written.

                                     OUTBOARD MARINE CORPORATION


                                     By:   /s/ Robert D. Randolph
                                         --------------------------------------
                                         Name: Robert D. Randolph
                                         Title: Executive Vice President
                                                and Chief Operating Officer


                                     OMC RECREATIONAL BOAT GROUP, INC.


                                     By:   /s/ Robert D. Randolph
                                         --------------------------------------
                                         Name: Robert D. Randolph
                                         Title: Chairman

                                                                      Schedule A

                           ASSETS AND NET AGREED VALUE
                              OF CONTRIBUTED ASSETS


Partner                      Assets                        Net Agreed Value
-------                      ------                        ----------------
General Partner              $592,500                      $592,500

Limited Partner              -     750 shares of           $82,000 for
                                   common stock of         all listed assets
                                   Four Winns, Inc.

                             -     10 shares of
                                   common stock of
                                   OMCCC Inc.